April 2, 1996

Mr. Frank Frazer
Nordion International Inc.
447 March Road
Kanata, Ontario
K2K 1X8

Reference:  Equity Investments in Food Technology Services Incorporated


Dear Sir:

Thank you for your subscription in our corporation and payment in full in the amount of U.S. $33,000.

We appreciate your participation in our organization and this letter confirms your ownership of 41,250 shares at U.S. $.80 in the capital of FTSI as a result of your $33,000 investment of April 2, 1996.

                                           Yours very truly,
                                               Food Technology Services Inc.


                                           by:
                                               ---------------------------------
                                               Sam Whitney, Chairman


cc:  B. Butler